EXHIBIT 99.1

                        0. S. WYATT, JR.
                 Eight Greenway Plaza, Sutie 930
                      Houston, Texas 77046


Tel: (713) 877-6700                  Fax: (713) 877-7192




                          July 9, 2002

Mr. William A. Wise                       HAND DELIVERED
Director
El Paso Corporation
1001 Fannin
Houston, TX 77002

RE:  El Paso Failure to Disclose



Dear Bill,


I am sending this letter to the individual Directors of El Paso
Corporation since your recent communications to me have not been responsive. Any reference to El Paso in the following text includes the parent, subsidiaries and any of its many affiliates.

I would like to review a recent event at El Paso Corporation, this being the Utility Contract Funding (UCF) transaction, a copy of the Fitch bond rating is attached. There has been no other published information available to the shareholders. El Paso has restructured a conventional power supply contract with an approximate fifteen year term remaining, with PSE&G, a subsidiary of Public Service Enterprise Group, in order to make it a derivative contract. The primary purpose of this restructuring appears to be to create mark to market book income and to raise cash, the planned application of which has not yet been disclosed.

El Paso has sold, contributed or conveyed this contract, having gross revenues in excess of $2.36 billion and potential gross profits in excess of $l.6 billion, to Utility Contract Funding, one of the many off-balance sheet transactions by El Paso. The disposal of an asset that large should have been approved by the Board and publicly disclosed.

Also the shareholders needed to be informed that an asset that once belonged to them has, in effect, been sold on a discounted
basis.   Further, that interest on the bonds issued will be paid
out of the proceeds from the asset. Instead of earning in excess of $100 million per year pre-tax for fifteen (15) years, the Company received something on the order of $670 million pre-tax. They were obviously able, under present accounting and SEC rules, to report this as income but it is still very misleading because it is liquidation of an asset not actual earnings. Management of El Paso has not made available to shareholders, as of this date, the details of this material transaction.

UCF has issued (according to the Fitch document) approximately $830 million in bonds against this contract for the benefit of El Paso. I consider an $830 million bond issue material and the shareholders to date could only receive the information from a bond rating agency. There was no disclosure by El Paso.


Morgan Stanley Capital Group and Morgan Stanley Dean Witter have provided credit enhancement for this bond issue. I am satisfied that they will receive a substantial amount of money for this service and neither the underwriting commission or the credit enhancement cost has been disclosed. We know from discussions with PSE&G that they were paid $102,400,000 to agree to modify the contract so it could be converted into a derivative. How much Morgan Stanley was paid for their credit enhancement has not been disclosed by El Paso. It would appear to me that this information is material and should be disclosed.

El Paso may have entered into a "mirror swap" with Morgan Stanley to back-stop this contract which would transfer the operational, price and liquidated damage risk back to El Paso. That is material and should be disclosed, if it occurred. El Paso may have issued performance guaranties to Morgan Stanley under this "mirror swap" and it should be disclosed.

I am satisfied that the funds received by UCF will be reported as cash flow from operating activities even though UCF performs no operating function. The only reason for the existence of UCF is to have an accounting mechanism to book short-term operating cash flow through the issuance off-balance sheet debt. This is material and should be disclosed in detail.

I have grave concern about the future plans of El Paso's senior management. El Paso's CEO has stated publicly in his Strategic Repositioning Plan that they will "limit energy trading's call on credit and liquidity; investment in trading portfolio no more than $1 billion" (see attached presentation slide). However, the senior executive in charge of trading informed the traders that, in addition to the $1 billion, $2.5 billion in letters of credit and El Paso Corp. guaranties could be issued in support of the trading activities. This makes the total exposure to trading $3.5 billion. At best, these statements create an ambiguity - at worst misleading and possibly deceptive. This is material and should be accurately disclosed. This, along with the off-balance sheet financing maneuvers, has created major uncertainty as to the true value and future of the Corporation.


It is my personal opinion the lack of, or selective disclosure by El Paso Corporation, of the above mentioned and other activities is misleading to the general investing public. What does El Paso Corporation, or the management thereof, stand to gain or lose by not disclosing the details. This is particularly dangerous for this Corporation as its management has publicly announced its plans to do more of these types of transactions. It is discounting its future earnings to report current earnings. This is merely a new form of stripping future income from the Corporation under the guise of "investing in more profitable manner", or in reality, couldn't it just be an attempt to inflate short-term earnings and incentive based compensation.

The Directors have the responsibility to see that management discloses the full details of material transactions. I wish to take this opportunity to call your attention to the aforementioned matters and suggest that you take the time to determine the materiality of the issues I have discussed above.

Very truly yours,


/s/ Oscar S. Wyatt, Jr.
Oscar S. Wyatt, Jr.

Attachments - 3



Distribution to:



     Board of Directors, El Paso Corporation
     Senator Tom Daschle, Senate Majority Leader
     U.S. Senate Committee on Banking, Housing and Urban
          Affairs' Chairman and various members
     Representative Dick Gephardt, House Minority Leader
     Securities and Exchange Chairman and Commissioners
     Senator Carl Levin
     Congressman John Dingell
     Mr. Selim Zilkha
     Mr. Michael Zilkha